                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K


CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
EXCHANGE ACT OF 1934


Date of Report (date of earliest event reported):  July 31, 1997



                         Commission File Number 1-11442


                             CHART INDUSTRIES, INC.
--------------------------------------------------------------------------------
             (Exact Name of Registrant as Specified in its Charter)


             Delaware                                  34-1712937
-------------------------------          ---------------------------------------
(State or other Jurisdiction of          (I.R.S. Employer Identification No.)
  Incorporation or Organization)


                   35555 Curtis Boulevard, Eastlake, OH 44095
                   ------------------------------------------
                    (Address of Principal Executive Offices)


       Registrant's Telephone Number, including Area Code: (216) 946-2525

ITEM 2:  ACQUISITION OR DISPOSITION OF ASSETS

On July 31, 1997, Chart Industries, Inc. (the "Company") completed its acquisition of Cryenco Sciences, Inc. ("Cryenco"), a Delaware corporation, from the shareholders of Cryenco by means of a merger (the "Merger") between Cryenco and Chart Acquisition Company, Inc. ("Acquisition"), a Delaware corporation and a wholly-owned subsidiary of Greenville Tube Corporation ("Greenville"), an Arkansas corporation and a wholly-owned subsidiary of the Company. The Merger was accomplished pursuant to a Plan and Agreement of Merger dated as of April 30,1997, among the Company, Greenville, Acquisition and Cryenco (the "Merger Agreement"). A copy of the Merger Agreement is filed as an Exhibit hereto.

Cryenco manufactures vacuum-jacketed containment systems and related products for the transportation, storage and dispensing of LNG, LCNG and liquefied argon, oxygen and nitrogen. Cryenco's products include cryogenic transport trailers, large cryogenic storage tanks, cryogenic intermodal containers, LNG/LCNG fueling stations, fuel gas modules and cryostats for MRI and low-temperature research.

Total consideration for the Merger consisted of the payment to the shareholders of Cryenco of $19.7 million to purchase the outstanding common stock and certain warrants of Cryenco and of $685,000 to redeem the outstanding preferred stock of Cryenco. Pursuant to the Merger Agreement, the Company also entered into certain Amendments to Warrant Agreements (the "Amended Warrant Agreements") between the Company, Cryenco, and the holders of certain other warrants for the purchase of the common stock of Cryenco (the "Cryenco Warrants"). The Amended Warrant Agreements convert the Cryenco Warrants into warrants for the purchase of the Company's Common Stock, par value $.01 per share, at the conversion ratio provided for in the Merger Agreement. The Cryenco Warrants and the Amended Warrant Agreements are filed as Exhibits hereto.

The cash consideration for the transaction was made available through a draw-down of the Company's renegotiated credit facility under a Credit Agreement by and between the Company and National City Bank and NBD Bank (collectively, the "Banks"); and National City Bank, as agent for the Banks (the "Agent"), dated July 29, 1997 (the "Credit Agreement"). A copy of the Credit Agreement is filed as an Exhibit hereto. The merger will be accounted for under the purchase method of accounting for financial reporting purposes.

The purchase price and other terms of the Merger Agreement and of the Warrant Agreements were determined through arms-length negotiations. The Company is not aware of any pre-existing material relationships between (i) Cryenco or any of its shareholders, and (ii) the Company, any of the Company's affiliates, directors and officers or any associate of such directors and officers.

ITEM 7:  FINANCIAL STATEMENTS AND EXHIBITS

A)    FINANCIAL STATEMENTS OF THE BUSINESS ACQUIRED

CRYENCO SCIENCES, INC.

INTERIM CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)                            PAGE
                                                                                 ----

         Consolidated Balance Sheets as of August 31, 1996 and May 31, 1997      4-5

         Consolidated Statements of Operations for both three and nine months
                  ended May 31, 1996 and May 31, 1997                             6

         Consolidated Statements of Cash Flows for nine months
                  ended May 31, 1996 and May 31, 1997                             7

         Notes to Interim Consolidated Financial Statements                      8-10

AUDITED FISCAL 1996 FINANCIAL STATEMENTS

         Report of Independent Auditors                                          11

         Consolidated Balance Sheets                                             12-13

         Consolidated Statements of Operations                                   14

         Consolidated Statements of Stockholders' Equity                         15

         Consolidated Statements of Cash Flows                                   16-17

         Notes to Consolidated Financial Statements                              18-29

                             CRYENCO SCIENCES, INC.
                           CONSOLIDATED BALANCE SHEETS
                                 (In thousands)


                                                          AUGUST 31,   MAY 31,
                                                            1996          1997
                                                         -----------------------
                                                          (audited)  (unaudited)
ASSETS
Current assets:
     Cash and cash equivalents                             $   111       $   426
     Accounts receivable, trade                              5,352         4,510
     Accounts receivable, affiliate                          1,423             -
     Costs and estimated earnings in excess of
       billings on uncompleted contracts                     3,944         2,666
     Inventories (Note 2)                                    4,333         5,558
     Prepaid expenses                                           57           100
                                                         -----------------------
Total current assets                                        15,220        13,260

Property and equipment:
     Leasehold improvements                                    739           867
     Machinery and equipment                                 5,355         5,306
     Office furniture and equipment                          1,231         1,421
                                                         -----------------------
                                                             7,325         7,594
Less accumulated depreciation                                3,099         3,810
                                                         -----------------------
                                                             4,226         3,784

Property on operating leases                                   604            51
Deferred financing costs                                       120            56
Goodwill                                                     5,226         5,114
Other assets                                                   308           199
                                                         -----------------------

TOTAL ASSETS                                               $25,704       $22,464
                                                         =======================

                             CRYENCO SCIENCES, INC.
                           CONSOLIDATED BALANCE SHEETS
                                 (In thousands)


                                                            AUGUST 31,     MAY 31,
                                                               1996         1997
                                                            ----------------------
                                                            (audited)   (unaudited)
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Accounts payable                                       $  2,224      $  1,490
     Accrued expenses                                          1,123         1,431
     Accrued management fees                                     324           323
     Current portion of long-term debt (Note 3)                1,382           294
     Income tax payable                                          344          --
                                                            ----------------------
Total current liabilities                                      5,397         3,538

Long-term debt, less current portion (Note 3)                  8,634         6,964
                                                            ----------------------
                                                              14,031        10,502
STOCKHOLDERS' EQUITY:
     Preferred stock, $0.01 par value,
     authorized shares-2,000,000, preferences,
     limitations and relative rights to be
     established by the Board of Directors:
          Series A, nonvoting, 150,000 authorized
          shares, 67,838 and 68,517 issued and
          outstanding shares (aggregate liquidation
          preference of $678,380 and $685,170)                     1             1
     Common stock, $0.01 par value:
          Class A, voting, 21,500,000 authorized
          shares, 6,996,997 shares issued and
          Outstanding                                             70            70
          Class B, nonvoting, 1,500,000 authorized
          shares, none issued or outstanding                     -             -
     Additional paid-in capital                               14,020        14,027
     Warrants                                                    169           169
     Retained earnings (deficit)                              (2,587)       (2,305)
                                                            ----------------------
TOTAL STOCKHOLDERS' EQUITY                                    11,673        11,962
                                                            ----------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                  $ 25,704      $ 22,464
                                                            ======================

                             CRYENCO SCIENCES, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
               (In thousands, except share and per share amounts)
                                   (unaudited)


                                        THREE MONTHS    THREE MONTHS    NINE MONTHS      NINE MONTHS
                                            ENDED           ENDED          ENDED            ENDED
                                        MAY 31, 1996    MAY 31, 1997   MAY 31, 1996     MAY 31, 1997

Contract revenue                       $    8,232     $     7,680      $    24,420      $    20,518
Cost of revenue                             6,405           6,409           19,544           16,496
                                     --------------------------------------------------------------
Gross profit                                1,827           1,271            4,876            4,022

Selling, general and
     administrative expenses                  894           1,024            2,433            2,510
Research and development
     expenses                                 277             (14)             708              315
Amortization expense                           87              59              259              181
                                     --------------------------------------------------------------
Operating income                              569             202            1,476            1,016

Other (income) expense:
     Interest income                            0               0               (1)               0
     Interest expense                         226             231              666              722
     Other expense, net                         5            (213)               1             (269)
                                     --------------------------------------------------------------
Income from operations before
     income taxes and
     extraordinary item                       338             184              810              563

Income tax expense                            126              68              300              208
                                     --------------------------------------------------------------
Income from operations before
     extraordinary item                       212             116              510              355
Extraordinary item (net of
     income tax benefit of $54)
     (Note 4)                                   0               0              (93)               0
                                     --------------------------------------------------------------
NET INCOME                             $      212     $       116      $       417      $       355
                                     ==============================================================
Earnings per common and
     common equivalent share
     (Note 5)

Income from operations
     before extraordinary item         $     0.03     $      0.01      $      0.06      $      0.04
Extraordinary item                           0.00            0.00            (0.01)            0.00
                                     --------------------------------------------------------------
Net income                             $     0.03     $      0.01      $      0.05      $      0.04
                                     ==============================================================

WEIGHTED AVERAGE NUMBER OF
     SHARES AND COMMON
     EQUIVALENT SHARES OUTSTANDING
                                        7,318,413       7,188,423        7,320,789        7,203,180
                                     ==============================================================


                             CRYENCO SCIENCES, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)
                                   (unaudited)


                                                      NINE MONTHS ENDED  NINE MONTHS ENDED
                                                         MAY 31, 1996       MAY 31, 1997
                                                      ------------------------------------
OPERATING ACTIVITIES
Net income                                                   $    417      $    355
Adjustments to reconcile net income
     to net cash (used) provided by operating activities:
        Depreciation                                              611           868
        Amortization                                              482           245
        Gain from sale of assets                                    0          (259)
        Changes in operating assets and liabilities:
           Accounts receivable                                 (3,894)        2,265
           Costs and estimated earnings in excess of
              billings on uncompleted contracts                 1,941         1,278
        Inventories                                                14        (1,226)
        Income taxes                                               33          (344)
        Prepaid expenses and other assets                        (159)           (1)
        Accounts payable                                         (958)         (735)
        Accrued expenses                                          190           315
                                                             ----------------------
Net cash provided (used) by operating activities               (1,323)        2,761
                                                             ----------------------

INVESTING ACTIVITIES
Purchases of property and equipment                            (1,510)         (380)
Proceeds from sale of assets                                        0           765
                                                             ----------------------
Net cash provided (used) by investing activities               (1,510)          385
                                                             ----------------------

FINANCING ACTIVITIES
Payments of long-term debt                                    (17,309)      (25,180)
Borrowings                                                     19,684        22,421
Dividends paid on preferred stock                                 (67)          (72)
                                                             ----------------------
Net cash provided (used) by financing activities                2,308        (2,831)
                                                             ----------------------

Net increase (decrease) in cash and cash equivalents             (525)          315
Cash and cash equivalents at beginning of period                  632           111
                                                             ----------------------
Cash and cash equivalents at end of period                   $    107      $    426
                                                             ======================

Supplementary disclosure of cash flow information:
     Cash paid for interest                                  $    590      $    679
     Cash paid for taxes                                          319           562

Supplementary disclosure of non cash financing activity:
     Issuance of preferred stock in consideration for
        dividends payable                                    $      2      $      7
     Equipment acquired and financed under
        capital leases                                            304             0

                             CRYENCO SCIENCES, INC.
               NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
                                  MAY 31, 1997
    (Unaudited, except information for the fiscal year ended August 31, 1996)

1. BASIS OF PRESENTATION

The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three and nine months ended May 31, 1997 are not necessarily indicative of the results that may be expected for the year ending August 31, 1997. For further information, refer to the consolidated financial statements and footnotes thereto included in Company's Annual Report on Form 10-K for the year ended August 31, 1996.

2. INVENTORIES

      Inventories (in thousands) consisted of the following:


                                            August 31,     May 31,
                                               1996          1997
                                              -------      -------

       Raw Materials                          $ 3,344      $ 3,997
       Finished goods and work-in-process       1,139        1,683
                                              -------      -------
                                                4,483        5,680
       Less reserve for obsolescence             (150)        (122)
                                              -------      -------
                                              $ 4,333      $ 5,558
                                              =======      =======

3.     LONG-TERM DEBT

Long-term debt (in thousands) at May 31, 1997 is comprised of the following:

Term loan maturing December 31, 1998 bearing interest
     at the reference rate (as defined in the loan agreement)
     plus 3/4% (9.25% May 31, 1997) payable monthly.
     Principal payments of $12,806 are payable monthly.               $  499

Revolving credit facility maturing December 31, 1998
     bearing interest at the reference rate (as defined in the loan agreement) plus up to an additional 1.0% depending upon
     financial performance (9.0% at May 31, 1997).                     6,363
Other                                                                    396
                                                                      ------
                                                                       7,258

Less current portion                                                    (294)
                                                                      ------
                                                                      $6,964
                                                                      ======

On April 10, 1997 the Company prepaid the outstanding balance ($1,150,000) of the note payable to the CIT Group/Equity Investments, Inc. ("CIT").

The Company must comply with certain financial covenants in connection with its long-term debt, including the maintenance of certain financial ratios and restrictions on dividends.

4.     EXTRAORDINARY ITEM - EARLY EXTINGUISHMENT OF DEBT

As a result of the early retirement of the Chemical Bank debt and the partial payment on the CIT note, the Company recognized an extraordinary expense of $93,000 (net of the related tax benefit of $54,000) for the write down of deferred financing expenses related to these debts during the three months ended February 29, 1996.

5.     EARNINGS PER SHARE

Net earnings per share is computed using the weighted average number of shares of common stock outstanding for the period. When dilutive, stock options and warrants are included as share equivalents using the treasury stock method. In calculating net earnings per share, preferred dividends of $24,718 and $71,746 reduced the net earnings available to common stockholders for the three months and nine months ended May 31, 1997, respectively. Fully diluted net earnings per common share is not significantly different from primary net earnings per common share.

6. RECENT DEVELOPMENTS
On April 30, 1997, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with Chart Industries, Inc. ("Chart") and certain of Chart's wholly-owned subsidiaries pursuant to which the Company will become an indirect, wholly-owned subsidiary of Chart (the "Merger"). As a result of the Merger, each outstanding share of common stock of the Company will be converted into the right to receive $2.75 in cash, without interest. The Merger Agreement and the Merger are subject to approval by the stockholders of the Company. A Special Meeting of the Company's stockholders is scheduled for July 31, 1997 in order to vote upon approval and adoption of the Merger Agreement and the transactions contemplated thereby.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Cryenco Sciences, Inc.

We have audited the accompanying consolidated balance sheets of Cryenco Sciences, Inc. as of August 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended August 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cryenco Sciences, Inc. at August 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended August 31, 1996, in conformity with generally accepted accounting principles.

                                                    ERNST & YOUNG LLP

Denver, Colorado
October 5, 1996

                                      CRYENCO SCIENCES, INC.
                                   CONSOLIDATED BALANCE SHEETS
                               (IN THOUSANDS, EXCEPT SHARE AMOUNTS)



                                                        AUGUST 31,
                                                     1996        1995
                                                 ---------------------
ASSETS
Current assets:
   Cash and cash equivalents                      $   111     $   632
   Accounts receivable, trade, net of
     allowance of $12 in 1996 and $14 in 1995       5,352       2,738
   Accounts receivable, affiliate                   1,423          83
   Costs and estimated earnings in excess of
     billings on uncompleted contracts              3,944       6,707
   Inventories (Note 2)                             4,333       4,208
   Prepaid expenses                                    57         116
                                                ---------------------
Total current assets                               15,220      14,484
Property and equipment:
   Leasehold improvements                             739         684
   Machinery and equipment                          5,355       3,979
   Office furniture and equipment                   1,231         402
                                                ---------------------
                                                    7,325       5,065
   Less accumulated depreciation                    3,099       2,249
                                                ---------------------
                                                    4,226       2,816
Property on operating leases, net of
   accumulated depreciation of $7                     604         -
Deferred financing costs, net of accumulated
   amortization of $177 in 1996 and $738 in
   1995                                               120         256
Organizational costs, net of accumulated
   amortization of $507 in 1996 and $404 in
   1995                                               -           103
Goodwill, net of accumulated amortization of
   $738 in 1996 and $589 in 1995                    5,226       5,375
Other assets                                          308         343
                                                ---------------------
TOTAL ASSETS                                      $25,704     $23,377
                                                =====================



                                                                 AUGUST 31,
                                                         1996             1995
                                                      --------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable                                   $  2,224      $      3,469
   Accrued expenses                                      1,123               880
   Accrued management fees                                 324               324
   Current portion of long-term debt and
     capital lease obligations                           1,382             1,593
   Income tax payable                                      344               246
                                                      --------------------------
Total current liabilities                                5,397             6,512
Long-term debt and capital lease obligations,
   less current portion                                  8,634             5,629
Commitments and contingencies
Stockholders' equity:
   Preferred stock, $.01 par value, authorized
     shares - 2,000,000, preferences, limitations
     and relative rights to be established by the
     Board of Directors:
       Series A, nonvoting, authorized shares -
       150,000
       Issued and outstanding shares -
       67,838 (aggregate liquidation preference
       of $678,380)                                          1                 1
   Common stock, $.01 par value:
     Class A, voting, authorized shares -
       21,500,000
       Issued and outstanding shares -
       6,996,997 at August 31, 1996 and
       6,842,828 at August 31, 1995                         70                68
     Class B, nonvoting, authorized shares -
       1,500,000
       Issued and outstanding shares - none                -                 -
    Additional paid-in capital                          14,020            14,022
    Warrants                                               169               169
    Retained earnings (deficit)                         (2,587)           (3,024)
                                                      --------------------------
Total stockholders' equity                              11,673            11,236
                                                      --------------------------
Total liabilities and stockholders' equity            $ 25,704      $     23,377
                                                      ==========================

                             CRYENCO SCIENCES, INC.

                      CONSOLIDATED STATEMENTS OF OPERATIONS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


                                                            YEAR ENDED AUGUST 31
                                                            --------------------
                                                    1996             1995               1994
                                                    ----             ----               ----

Contract revenue                                 $    31,259      $    27,215      $    17,665
Cost of revenue                                       24,898           22,350           14,670
                                                 -----------      -----------      -----------
Gross profit                                           6,361            4,865            2,995
Selling, general and administrative expenses           3,288            2,867            2,834
Research and development expenses                        792               70               86
Amortization expense                                     346              346              338
                                                 -----------      -----------      -----------
Operating income (loss)                                1,935            1,582             (263)
Other (income) expense:
    Interest income                                       (1)             (20)            (103)
    Interest expense                                     944            1,007            1,208
    Other nonoperating (income) expense, net               9               40              (69)
                                                 -----------      -----------      -----------
Income (loss) from operations before
    income taxes and extraordinary item                  983              555           (1,299)
Income tax expense (benefit)                             363              194             (403)
                                                 -----------      -----------      -----------
Income (loss) from operations before
    extraordinary item                                   620              361             (896)
Extraordinary item (net of income tax
    benefit of $54)                                       93              -                -
                                                 -----------      -----------      -----------
Net income (loss)                                $       527      $       361      $      (896)
                                                 ===========      ===========      ===========
Earnings (loss) per common share and
  common share equivalent:
    Income (loss) from operations before
       extraordinary item                        $       .07      $       .04      $      (.17)
    Extraordinary item                                  (.01)             -                -
                                                 -----------      -----------      -----------
Net income (loss)                                $       .06      $       .04      $      (.17)
                                                 ===========      ===========      ===========
Weighted average number of shares
    outstanding during year                        7,230,773        6,620,055        5,346,760
                                                 ===========      ===========      ===========



                             See accompanying notes.

                             CRYENCO SCIENCES, INC.

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


                                      PREFERRED               COMMON
                                        STOCK                 STOCK           ADDITIONAL                RETAINED
                                        -----                 -----            PAID-IN                  EARNINGS
                                SHARES       AMOUNT  SHARES         AMOUNT     CAPITAL       WARRANTS   (DEFICIT)      TOTAL
                               ------        ------  ------         ------     -------       --------   ---------      -----

Balance at August 31, 1993          -       $-      5,326,936        $53       $9,469          $55      $(2,386)       $7,191
   Issuance of warrants             -        -            -          -            -             94          -              94
   Issuance of preferred
     stock                       67,838      1            -          -            678          -            -             679
   Issuance of common
     stock in exchange for
     warrants exercised             -        -         56,974          1           (1)         -            -             -
   Cash dividends paid on
     preferred stock ($.32
     per share)                     -        -            -          -            -            -            (21)          (21)
   Net loss                         -        -            -          -            -            -           (896)         (896)
                                 --------------------------------------------------------------------------------------------
Balance at August 31, 1994       67,838      1      5,383,910         54       10,146          149       (3,303)        7,047
   Sale of common stock             -        -        800,000          8        2,223          -            -           2,231
   Issuance of warrants             -        -            -          -            -             74          -              74
   Issuance of common
     stock in exchange for
     warrants exercised             -        -        658,918          6        1,653          (54)         -           1,605
   Cash dividends paid on
     preferred stock ($1.22
     per share)                     -        -            -          -            -            -            (82)          (82)
   Net income                       -        -            -          -            -            -            361           361
                                 --------------------------------------------------------------------------------------------
Balance at August 31, 1995       67,838      1      6,842,828         68       14,022          169       (3,024)       11,236
   Issuance of common
     stock in exchange for
     warrants exercised             -        -        154,169          2           (2)         -            -             -
   Dividends on preferred
     stock ($1.32 per share)        -        -            -          -            -            -            (90)          (90)
   Net income                       -        -            -          -            -            -            527           527
                                 --------------------------------------------------------------------------------------------
Balance at August 31, 1996       67,838     $1      6,996,997     $   70     $ 14,020      $   169      $(2,587)     $ 11,673
                                 ======     ==     ==========     ======     ========      =======      =======      ========

                             See accompanying notes.

                             CRYENCO SCIENCES, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)


                                                                   YEAR ENDED AUGUST 31
                                                                   --------------------
                                                            1996         1995          1994
                                                            ----         ----          ----

OPERATING ACTIVITIES
Net income (loss)                                       $    527      $   361      $  (896)
Adjustments to reconcile net income (loss)
    to net cash provided (used) by
    operating activities:
       Depreciation                                          857          684          571
       Amortization                                          436          346          338
       Deferred taxes                                         26          -            -
       Write-down of deferred financing costs                147          -            -
       Changes in operating assets and liabilities:
         Accounts receivable                              (3,954)         (48)         525
         Costs and estimated earnings in excess of
           billings on uncompleted contracts               2,763       (3,191)        (293)
         Inventories                                        (125)      (1,562)        (114)
         Income tax payable                                   72          596          863
         Prepaid expenses and other assets                  (101)          14          228
         Accounts payable                                 (1,245)       2,107          217
         Accrued expenses                                    220          (16)          87
         Accrued management fees                             -             80          133
         Customer deposits                                   -           (607)         285
                                                        --------      -------      -------
Net cash provided (used) by operating activities            (377)      (1,236)       1,944
INVESTING ACTIVITIES
Purchases of property and equipment                       (1,956)      (1,402)        (601)
Payments for operating lease property                       (611)         -            -
Proceeds from sale of property and equipment                 -              6           17
                                                        --------      -------      -------
Net cash used by investing activities                     (2,567)      (1,396)        (584)
FINANCING ACTIVITIES
Net proceeds from issuance of common stock                   -          3,892          -
Net proceeds from issuance of stock warrants                 -             72           60
Principal payments on long-term debt and capital
    lease obligations                                    (31,322)      (1,343)      (1,927)
Proceeds from long-term debt borrowings, net
    of expenses                                           33,812          -            -
Exercise of common stock options and warrants                -            (54)         -
Dividends paid on preferred stock                            (67)         (82)         (21)
                                                        --------      -------      -------
Net cash provided (used) by financing activities           2,423        2,485       (1,888)
                                                        --------      -------      -------

                             CRYENCO SCIENCES, INC.

                                 (IN THOUSANDS)

                                                            YEAR ENDED AUGUST 31
                                                            --------------------
                                                        1996       1995        1994
                                                        ----       ----        ----

Net decrease in cash and cash equivalents              $(521)     $(147)     $  (528)
Cash and cash equivalents at beginning of year           632        779        1,307
                                                       -----      -----      -------
Cash and cash equivalents at end of year               $ 111      $ 632      $   779
                                                       =====      =====      =======
Supplemental disclosures of cash flow information:
    Cash paid for income taxes                         $ 247      $ -        $   -
    Cash paid for interest                               787        875        1,267
Supplemental disclosures of noncash financing
 activities:
    Equipment acquired and financed under capital
       leases                                            304        317           87
    Retirement of debt in exchange for issuance of
       Series A preferred stock                          -          -            678
    Issuance of common stock in exchange for
       warrants exercised                                  2          2            1
    Issuance of warrants as part of debt
      restructurings                                     -          -             35



                             See accompanying notes.

                             CRYENCO SCIENCES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 AUGUST 31, 1996

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF THE BUSINESS

Cryenco Sciences, Inc. (the Company) designs and manufactures controlled atmospheric enclosures and products to transport, store and dispense cryogenic materials.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of Cryenco Sciences, Inc. and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

INCOME TAXES

Deferred tax liabilities or assets (net of a valuation allowance) are provided in the financial statements by applying the provisions of applicable tax laws to measure the deferred tax consequences of temporary differences that will result in net taxable or deductible amounts in future years as a result of events recognized in the financial statements in the current or preceding years.

CASH AND CASH EQUIVALENTS

For purposes of the consolidated statements of cash flows, the Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

CONTRACT REVENUE AND COST RECOGNITION

Revenue and costs on long-term contracts (contracts with a value in excess of $100,000 and requiring more than six months to complete) are recognized using the percentage-of-completion method (measured by the percentage of costs incurred to date to total estimated costs for each contract) or units delivered, whichever is deemed more appropriate for the contract.

Revenue and costs on short-term contracts (contracts with a value less than $100,000 and requiring six months or less to complete) are recognized using the completed contract method, which results in the deferral of revenue and costs until such time as the contracts are complete. A contract is considered complete when all costs, except insignificant items, have been incurred and the units have been delivered to the customer.

Contract costs include all direct material and labor costs and those indirect costs related to contract performance such as indirect labor, building and equipment rental, supplies, freight and depreciation costs. Selling, general and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period such losses are determined.

INVENTORIES

Inventories are stated at the lower of cost (first-in, first-out) or market. The Company records an allowance for excess and obsolete inventory based on periodic reviews.

PROPERTY AND EQUIPMENT

Property and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets.

DEFERRED FINANCING COSTS

Deferred financing costs are amortized using the straight-line method over the term of the related indebtedness.

ORGANIZATIONAL COSTS

Organizational costs are amortized using the straight-line method over five years.

GOODWILL

Goodwill is being amortized using the straight-line method over forty years. The Company periodically evaluates goodwill impairment on the basis of whether the goodwill is fully recoverable from projected, undiscounted operating cash flows.

RESEARCH AND DEVELOPMENT

Research and development expenses are typically charged to expense as incurred or are charged against a specific contract, if to be reimbursed by the customer.

In May 1995, the Company entered into an arrangement with a corporation under which the corporation would provide $452,500 to the Company for the development, demonstration, delivery, and installation of an on-site Thermo-Acoustic Driven Orifice Pulse Tube Refrigerator (TADOPTR) liquefier and LNG dispensing system. The period of performance under the arrangement was over twelve months. For the year ended August 31, 1995, the Company incurred approximately $255,000 in costs for development for which it was fully reimbursed. For the year ended August 31, 1996, the Company incurred approximately $504,000 in costs for development and received $120,000 of reimbursement.

WARRANTIES

The Company records a warranty accrual at the time of sale for estimated claims, based on actual claims experience. The warranty for the Company's products generally is for defects in material and workmanship for a period of twelve months.

EARNINGS (LOSS) PER COMMON SHARE

Net earnings (loss) per common share is computed using the weighted average number of shares of common stock outstanding. When dilutive, stock options and warrants are included as share equivalents using the treasury stock method. In calculating net earnings (loss) per share, preferred dividends of $89,661 and $82,538 decreased the net earnings during 1996 and 1995, respectively. Preferred dividends of $21,150 increased the net loss during 1994. Fully diluted net earnings (loss) per common share is not significantly different from primary net earnings (loss) per common share.

CONCENTRATIONS OF CREDIT RISK AND MAJOR CUSTOMERS

During the fiscal years ended August 31, 1996, 1995 and 1994, revenue from one customer, General Electric, was approximately $11,067,000 (35% of revenue), $9,702,000 (36% of revenue), and $8,888,000 (50% of revenue), respectively. This customer also represented $1,140,000 (21%) and $659,000 (24%) of accounts receivable at August 31, 1996 and 1995, respectively, and $2,775,000 (70%) and $2,734,000 (40%) of costs and estimated earnings in excess of billings on uncompleted contracts at August 31, 1996 and 1995, respectively.

Revenue from Jack B. Kelley, Inc. and affiliates totaled approximately $9,566,000 (31% of revenue) in 1996, $9,854,000 (36% of revenue) in 1995 and
$2,545,000 (14% of revenue) in 1994. Jack B. Kelley, Inc. and affiliates also represent $1,835,000 (34%) and $821,000 (30%) of accounts receivable and $435,000 (11%) and $2,182,000 (32%) of costs and estimated earnings in excess of billings on uncompleted contracts at August 31, 1996 and 1995, respectively.

Revenue from Air Products totaled approximately $4,024,000 (13% of revenue) in 1996. Air Products also represents $408,000 (8%) of accounts receivable and $960,000 (24%) of costs and estimated earnings in excess of billings on uncompleted contracts as of August 31, 1996.

The Company performs periodic credit evaluations of its customers' financial condition and generally does not require collateral. Receivables are generally due within 30 days. Credit losses consistently have not been significant.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and disclosures made in the accompanying notes to the financial statements. Actual results could differ from those estimates.

FAIR VALUES OF FINANCIAL INSTRUMENTS

The carrying values of the Company's financial assets approximate fair value. The fair values of debt are estimated using discounted cash flow analyses with discount rates equal to the interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. While the Company believes the carrying value of its note payable generally approximates fair value, a reasonable estimate of the fair market value could not be made without incurring excessive costs.

STOCK BASED COMPENSATION

In October 1995, the Financial Accounting Standards Board (FASB) issued Statement No. 123, Accounting for Stock-Based Compensation. Statement No. 123 is applicable for fiscal years beginning after December 15, 1995 and gives the option to either follow fair value accounting or to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB No. 25), and related interpretations.

The Company has determined it will follow APB No. 25 and related interpretations in accounting for its employee stock options. The Company has not yet determined the impact on its financial position or results of operations had fair value accounting been adopted.

LONG-LIVED ASSETS

In March 1995, the FASB issued Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present. The Company is required to adopt Statement No. 121 in the first quarter of fiscal year 1997 and, based on current circumstances, does not believe the effect of adoption will be material.

2. INVENTORIES

At August 31, inventories consist of:


                                                  1996            1995
                                                  ----            ----
                                                     (IN THOUSANDS)

    Raw materials                                    $3,344     $3,514
    Finished goods and work-in-process                1,139        794
                                                      -----        ---
                                                      4,483      4,308
    Less reserve for obsolescence                       150        100
                                                        ---        ---
                                                     $4,333     $4,208
                                                     ======     ======

3. COSTS AND ESTIMATED EARNINGS IN EXCESS OF BILLINGS ON UNCOMPLETED CONTRACTS

At August 31, costs and estimated earnings in excess of billings on uncompleted contracts consist of:


                                                  1996            1995
                                                  ----            ----
                                                     (IN THOUSANDS)

    Costs on uncompleted contracts              $5,436           $8,776
    Estimated gross profit to date               2,203            2,616
                                                ------           ------
    Estimated revenue                            7,639           11,392
    Less billings to date                        3,695            4,685
                                                ------           ------
                                                $3,944           $6,707
                                                ======           ======

4. LONG-TERM DEBT

Long-term debt is comprised of the following:


                                                                  AUGUST 31,
                                                              1996        1995
                                                              ----        ----
                                                               (IN THOUSANDS)
Note payable bearing interest at 14%, subordinated,
   unsecured.  Interest is payable quarterly and
   principal payments of $275,000 are payable
   quarterly beginning November 30, 1996.                      $1,700     $2,200
Term loan maturing December 31, 1998 bearing interest
   at the reference rate (as defined in the loan agreement)
   plus 3/4% (9.0% at August 31, 1996) payable monthly.
   Principal payments of $12,806 are payable monthly
   beginning September 15, 1996.                                  615        -
Term loan bearing interest at the adjusted LIBO rate
   plus 3 1/2%.                                                   -        2,500
Revolving credit facility.  Interest payable at the
   adjusted LIBO-rate plus 3 1/2%.                                -        2,200



                                                                           AUGUST 31,
                                                                    -----------------------
                                                                    1996               1995
                                                                    ----               ----

                                                                         (IN THOUSANDS)

    Revolving credit facility maturing December 31, 1998
       bearing interest at the reference rate (as defined in the
       loan agreement) plus up to an additional 1.0%
       depending upon financial performance (9.25% at
       August 31, 1996                                            $ 7,210            $   -
    Capital lease Obligations                                         491               322
                                                                  -------            ------
                                                                   10,016             7,222
    Less current portion                                            1,382             1,593
                                                                  -------            ------
                                                                  $ 8,634            $5,629
                                                                  =======            ======


In December 1995, the Company entered into a Credit and Security Agreement (the Agreement) with FBS Business Finance Corporation (FBS). Under the Agreement, FBS has provided a revolving loan facility of up to $9,000,000 through December 31, 1997, increasing to $10,000,000 through December 31, 1998, subject to the amount of the Company's borrowing base, and a term loan facility of up to $2,960,000, subject to eligible manufacturing additions for the year ended August 31, 1996.

On January 16, 1996, the Company obtained the initial funding under the revolving loan in the amount of $5,825,000. The proceeds of this loan were used to retire the outstanding revolving credit facility ($2,200,000), to retire the outstanding term loan ($2,125,000), to make a partial payment on the outstanding note payable ($500,000) and for general corporate purposes ($1,000,000). As a result of the early retirement of the term loan, the revolving credit facility, and the partial payment on the note payable, the Company recognized an extraordinary expense of $93,000 (net of the related tax benefit of $54,000) for the write-down of deferred financing expenses related to these debts.

The term loan and revolving credit facility are secured by the common stock of Cryenco, Inc. and all accounts receivable, inventories, property and equipment and intangible assets of the Company.

The Company must comply with certain debt covenants, including the maintenance of certain financial ratios and restrictions on dividends.

The aggregate maturities of long-term debt are as follows (in thousands):

        YEAR ENDING AUGUST 31:

             1997                                    $1,382
             1998                                       899
             1999                                     7,648
             2000                                        74
             2001                                        13
                                                    -------
                                                    $10,016
                                                    =======
5. LEASES

Office space, production facilities, and certain equipment are leased under agreements which are classified as operating leases for financial reporting purposes. The facilities leases provide for renewal options of up to five and ten years at approximately the same rates. Total rental expense charged to operations for the years ended August 31, 1996, 1995 and 1994 was $784,000, $853,000 and $828,000, respectively.

The Company's assets held under capital leases, which are included in property and equipment, consist of the following at August 31:


                                                     1996              1995
                                                     ----              ----

           Machinery and equipment                 $628,003          $418,039
           Less accumulated depreciation            110,481            52,824
                                                   --------          --------
                                                   $517,522          $365,215
                                                   ========          ========

Future minimum lease payments under capital and noncancelable operating leases are as follows (in thousands):


                                                                 CAPITAL            OPERATING
                                                                 LEASES              LEASES
                                                                 ------              ------

   YEAR ENDING AUGUST 31:

           1997                                                    $180               $   860
           1998                                                     180                   360
           1999                                                     155                   359
           2000                                                      80                    42
           2001                                                      20                    13
                                                                   ----                ------
           Total minimum lease payments                             615                $1,634
                                                                                       ======
           Less interest                                            124
                                                                   ----
           Present value of minimum lease payments                 $491
                                                                   ====

Depreciation expense relating to assets held under capital leases for the years ended August 31, 1996, 1995 and 1994 was $98,323, $36,023 and $16,801,
respectively.

Subsequent to August 31, 1996, the property located at 3811 Joliet Street, Denver, Colorado, was sold and a new lease agreement between the Company and the new owners became effective. Under the terms of the lease, the Company is obligated to pay a minimum rent of $38,841 per month for 10 years (subject to increases based on an inflation index), property taxes and insurance. This lease replaces the Company's lease with the prior owners which had one year remaining with rent of $41,666 per month, and is not included in the future minimum lease payments shown above.

6. EQUIPMENT LEASING

During the year ended August 31, 1996, the Company entered into lease agreements under which equipment manufactured by the Company is leased to customers. These leases have been classified as operating leases by the Company.

Future minimum lease payments under noncancelable operating leases are as follows (in thousands):

               YEAR ENDING AUGUST 31:

           1997                                 $ 81
           1998                                   74
                                                ----
                                                $155
                                                ====

7. COMMON STOCK, PREFERRED STOCK, WARRANTS, AND OPTIONS

In connection with a term loan and subordinated note payable, the Company issued warrants to purchase 197,456 shares of its Class A common stock and 543,372 shares of its Class B common stock for $.86112 per share (the original warrants). At April 15, 1992, the Company issued warrants to purchase a total of 38,323 additional shares of Class B common stock at $5 per share (the new warrants) to the holders of the original Class A and Class B warrants in exchange for the removal of a feature of the original warrants whereby the holders had the option to require the Company to purchase the warrants or the stock issued pursuant to the warrants. During 1995, the Company increased the number of original warrants to purchase an additional 1,443 shares of its Class A common stock and 16,854 shares of its Class B common stock and reduced the exercise price to $.8352 per share as a result of antidilutive provisions which were invoked when the Company issued the shares of common stock described below. In addition, the new warrants were increased to purchase an additional 1,189 shares of Class A common stock and the exercise price was reduced to $4.8496 per share. The holders of the original warrants, as amended, and the new warrants have a "cashless exercise right," whereby the holders may reduce the number of shares to be received to pay the exercise price, such reduction to be equal to the exercise price to be paid divided by the then fair market value per share. These warrants expire August 29, 2003. During the years ended August 31, 1996, 1995 and 1994, warrants for 191,766, 150,000 and 75,925 shares, respectively, were exercised, using the cashless exercise option, which resulted in the issuance of 154,169, 118,918 and 56,974 shares, respectively, of Class A common stock.

In 1992, 130,000 outstanding options and warrants to acquire shares of Gulf & Mississippi Corporation, which had acquired the Company in a reverse acquisition, were converted into options and warrants to purchase the same number of shares of Class A common stock of the Company. Warrants to purchase 100,000 shares of the Company's Class A common stock at $3.6956 per share expired July 9, 1995 and options to purchase 30,000 shares of the Company's Class A common stock at $16 per share are exercisable prior to November 5, 1996. The options were issued pursuant to the Company's 1986 Non-Qualified Stock Option Plan, which provides for an aggregate of 50,000 shares of common stock to be issued under the Plan.

In connection with the 1992 public offering, the Company sold a warrant to purchase 10,000 shares of Class A common stock at $5.50 per share for $100 to one of the underwriters. The warrant is exercisable for a period of five years commencing August 13, 1993.

In March 1993, in conjunction with a debt restructuring, the Company was advanced $650,000 from stockholders, treated as junior subordinated notes. In consideration for the advances, these stockholders received warrants to purchase 130,000 shares of Class A common stock at $7.90 per share. The warrants are exercisable for a period of five years commencing March 12, 1993. The warrants' fair value of $55,000 at time of issuance, as determined by an independent appraiser, was capitalized as a deferred expense and is being amortized to expense over five years.

In November 1993, the Company amended certain of its debt agreements with respect to certain covenants. Under the terms of these amendments, the Company issued warrants to purchase 35,000 shares of the Company's Class B common stock and warrants to purchase 17,500 shares of the Company's Class A common stock. The warrants were exercisable at a price of $6.38 per share and expire on August 29, 2003. The warrants' fair value at time of issuance, as determined by the Company, was $22,000. During 1995, the Company increased the number of warrants to purchase an additional 1,086 shares of its Class B common stock and 542 shares of its Class A common stock and reduced the exercise price to $6.19 per share as a result of antidilutive provisions which were invoked when the Company issued the shares of common stock described below.

During the year ended August 31, 1994, the Company exchanged 67,838 shares of its Series A Preferred Stock for the junior subordinated notes and related current interest notes totaling approximately $678,000. The Series A Preferred Stock provides for a cumulative cash dividend of 12% of the aggregate liquidation value, as defined, per annum through August 31, 1995, increasing 1% per annum thereafter to a maximum of 18%. However, all dividends in excess of 12% per annum shall not be paid in cash, but shall be paid by issuing additional shares of Series A Preferred Stock. The Series A Preferred Stock shall be redeemable, in whole or in part, at the option of the Company by resolution of its Board of Directors, at any time and from time to time, at the liquidation value of such shares, plus all dividends payable on such shares up to the date fixed for redemption. In consideration for the exchange, the Company issued warrants to purchase up to 65,000 shares of the Company's Class A common stock, at an exercise price of $3.55 per share. The warrants expire January 29, 2000. The warrants' fair value of $13,000 at time of issuance, as determined by an independent appraiser, was capitalized as a deferred expense and is being amortized to expense over five years.

As described in Note 10, in June 1994, the Company received $780,000 from a limited partnership to fund the development of a 500 gallon per day TADOPTR. The partnership received warrants as a part of the transaction to purchase 200,000 shares of Class A common stock at $3.00 per share. The warrants expire March 20, 2000. The warrants' fair value, as determined by an independent appraiser, was $60,000 at the time of issuance.

On November 29, 1994, the Company entered into a Purchase Agreement with a group of purchasers which provided for the sale of 800,000 shares of Class A common stock and warrants to purchase 700,000 shares of Class A common stock in the future at an exercise price of $4.00 per share. The aggregate purchase price for the shares and warrants was approximately $2,700,000. The purchase was completed in two closings, on December 20, 1994 and January 30, 1995, from which the Company realized net proceeds of approximately $2,300,000. Warrants for 507,503 and 192,497 shares are exercisable for a period of five years commencing December 20, 1994 and January 30, 1995, respectively. The warrants' fair value, as determined by the Company, was $70,000 at the time of issuance.

On May 18, 1995, the Company agreed, among other things, to reduce the exercise price of the warrants referred to in the preceding paragraph to $3.00 per share and the purchasers agreed to exercise a portion of the warrants. On June 8, 1995, the purchasers exercised warrants to purchase 539,900 shares of Class A common stock, from which the Company realized net proceeds of approximately $1,600,000.

In connection with the aforementioned Purchase Agreement, the Company also issued warrants to purchase 25,000 shares of Class A common stock at an exercise price of $4.00 per share. The warrants expire December 20, 1999. The warrants' fair value, as determined by the Company, was $2,500 at the time of issuance.

The Company's 1992 Employee Incentive and Non-Qualified Stock Option Plan (the 1992 Plan) was adopted effective April 1, 1992. The 1992 Plan provides for up to 187,500 shares of the Company's Class A common stock pursuant to the exercise of stock options which may be granted to employees and directors. Options may be issued at not less than the fair market value on the date of grant.

Information for each of the three years in the period ended August 31, 1996, with respect to activity of the 1992 Plan, is as follows:


                                           NUMBER OF      EXERCISE
                                            OPTIONS        PRICE
                                           ---------      ---------

Options outstanding at August 31, 1993       26,000      $4.00-6.75
Granted in 1994                              19,500      $3.00-6.38
                                            -------
Options outstanding at August 31, 1994       45,500      $3.00-6.75
Granted in 1995                              58,000      $  5.38
Forfeited in 1995                           (17,500)     $4.00-6.38
                                            -------
Options outstanding at August 31, 1995       86,000      $3.00-6.75
Granted in 1996                              96,500      $  4.50
Forfeited in 1996                           (52,000)     $4.50-6.38
                                            -------
Options outstanding at August 31, 1996      130,500      $3.00-6.75
                                            -------

The Company's 1995 Incentive and Non-Qualified Stock Option Plan (the 1995 Plan) was adopted effective November 16, 1995. The 1995 Plan provides for up to 300,000 shares of the Company's Class A common stock pursuant to the exercise of stock options which may be granted to employees and directors. Options may be issued at not less than the fair market value on the date of grant. No options have been granted under the 1995 Plan at August 31, 1996.

The Company adopted the 1993 Non-Employee Director Stock Option Program (the Program) effective September 1, 1993, whereby each director who is not an officer or employee of the Company is entitled to receive options to purchase 500 shares of the Company's Class A common stock for each fiscal quarter served as a director, commencing with the quarter ending November 30,1993. Eligible directors are limited to a total of 20,000 shares under the Program. The purchase price is determined based on the fair market value of outstanding shares as of the last business day of the applicable fiscal quarter (the Award
Date). Options are exercisable for a period of ten years subsequent to the Award Date. In connection with the Program, the Company has reserved 40,000 authorized and unissued shares of Class A common stock for issuance and delivery upon exercise of the options.

Information for each of the three years in the period ended August 31, 1996, with respect to activity of the Program is as follows:


                                               NUMBER OF          EXERCISE
                                                OPTIONS            PRICE
                                                -------            -----

Options outstanding at August 31, 1993             -
Granted in 1994                                  3,000          $2.50 - 6.13
                                                ------
Options outstanding at August 31, 1994           3,000          $2.50 - 6.13
Granted in 1995                                  4,000          $3.75 - 4.25
                                                ------
Options outstanding at August 31, 1995           7,000          $2.50 - 6.13
Granted in 1996                                  4,000          $3.50 - 4.75
                                                ------
Options outstanding at August 31, 1996          11,000          $2.50 - 6.13
                                                ======

8. INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities and assets at August 31 are as follows:


                                                                  1996                1995
                                                                  ----                ----
                                                                       (IN THOUSANDS)

Deferred tax liabilities:
   Prepaid expenses                                             $   9                $ 35
Deferred tax assets:
   Inventory obsolescence                                          56                  37
   Warranty                                                        52                  75
   Inventory capitalization                                        23                  25
   Accrued liabilities                                             64                  50
   Tax basis of assets in excess of book basis                     35                  87
   Other                                                            4                   6
                                                                -----                ----
     Total deferred tax assets                                    234                 280
Valuation allowance for deferred tax assets                      (225)               (245)
                                                                -----                ----
Net deferred tax assets                                             9                  35
                                                                -----                ----
                                                                $   -                $  -
                                                                =====                ====

Components of income tax expense (benefit) are as follows:


                                             CURRENT        DEFERRED     TOTAL
                                             -------        --------     -----
                                                        (IN THOUSANDS)

1996
Federal                                       $ 389           $(26)       $ 363
State                                             -              -            -
                                              -----           ----        -----
                                              $ 389           $(26)       $ 363
                                              =====           ====        =====
1995
Federal                                       $ 194           $  -        $ 194
State                                             -              -            -
                                              -----           ----        -----
                                              $ 194           $  -        $ 194
                                              =====           ====        =====
1994
Federal                                       $(403)          $  -        $(403)
State                                             -              -            -
                                              -----           ----        -----
                                              $(403)          $  -        $(403)
                                              =====           ====        =====

A reconciliation between the actual income tax expense (benefit) and income taxes computed by applying the statutory tax rates is as follows:


                                                           1996        1995        1994
                                                           ----        ----        ----
                                                                  (IN THOUSANDS)

Computed "expected" tax expense (benefit)                   $334        $189         $(442)
Goodwill and other permanent differences                      99          86             -
Other                                                        (70)        (81)           39
                                                            ----        ----         -----
Actual tax expense (benefit)                                $363        $194         $(403)
                                                            ====        ====         =====

The Company has net operating loss carryforwards for state income tax purposes of approximately $2,668,000 which expire in various amounts from 2008 to 2009. Net operating loss carryforwards of approximately $1,048,000 and $977,000 are used for state income tax purposes in 1996 and 1995, respectively.

9. EMPLOYEE BENEFIT PLAN

The Company's 401(k) savings plan provides for both employee and employer contributions. Employees who have reached the age of 21 years and who have completed one year of service are eligible to participate in the Plan. Employees may contribute up to 15% of their annual compensation limited to the maximum contribution allowable under Internal Revenue Service guidelines. The employer matches 25% of each employee's contribution, up to $1,000. Employee contributions vest immediately, while amounts contributed by the employer vest based upon the employee's term of service. Contributions for the years ended August 31, 1996, 1995 and 1994 were $68,000, $52,000 and $41,000, respectively.

10. RELATED PARTY TRANSACTIONS

In June 1994, the Company entered into an arrangement with a limited partnership in which the partnership would contribute $780,000 to the Company for the development of a 500 gallon per day TADOPTR. A director of the Company is a general partner of the limited partnership. In exchange for this funding, the Company issued warrants to purchase 200,000 shares of Class A common stock at $3.00 per share, and entered into a Royalty Rights and Technology Development Agreement with the partnership pursuant to which royalties of between 1% and 5% of net revenues from the sale of TADOPTRs will be paid to the partnership until the partnership receives an aggregate of $1,600,000, after which the royalties decrease to between 0.6% and 0.75% of net revenues. The royalties are payable for a period of 20 years from the execution of the agreement. In addition, the partnership was given a security interest in the Company's rights in the TADOPTR to secure the royalty payments. The Company was obligated to spend funds provided by the partnership for the development of a 500 gallon per day TADOPTR over a period of 12 to 18 months. For the years ended August 31, 1996 and 1995, the Company incurred approximately $455,000 and $325,000, respectively, in costs for this development, for which it has been fully reimbursed under this agreement.

In fiscal year 1992, the Company entered into an agreement with an affiliate of several of the Company's principal stockholders pursuant to which such entity provides a variety of management advisory services to the Company. The agreement, which terminates on August 30, 1997, provides for monthly payments of approximately $10,000 by the Company. At August 31, 1996 and 1995, the Company has accrued management advisory fees of approximately $324,000 related to the agreement.

In connection with the Purchase Agreement described in Note 7, the Company issued warrants to purchase 700,000 and 25,000 shares of Class A common stock to two entities within the purchaser group in which two directors of the Company have a financial interest.

In June 1995, a limited liability company agreement was signed between Cryenex, Inc. (Cryenex), a wholly owned subsidiary of the Company, and an affiliate of Jack B. Kelley, Inc. for the establishment of a limited liability company, Applied LNG Technologies USA, LLC (ALT), to develop turnkey projects utilizing liquefied natural gas. Cryenex is a 49% owner of ALT, and accounts for its investment using the equity method, under which Cryenex's share of income and losses of ALT is reflected in income as earned and distributions will be credited against the investment when received. As of August 31, 1995, Cryenex's investment of $49,000 was reduced to zero. Under terms of the agreement, Cryenex agreed to provide certain services to ALT, reimbursable to Cryenex, in an amount up to $490,000. During the fiscal years ended August 31, 1996 and 1995, Cryenex has provided services to ALT in the amount of $189,000 and $83,000, respectively. In addition, during the fiscal year ended August 31, 1996, revenue resulting from sales to ALT amounted to approximately $1,344,000. At August 31, 1996 and 1995, receivables from ALT represented $1,423,000 and $83,000, respectively.

11. FAIR VALUES OF FINANCIAL INSTRUMENTS

FASB No. 107, Disclosures about Fair Value of Financial Instruments, requires the disclosure of the fair value of all financial instruments, both on and off balance sheet, for which it is practicable to estimate their value. Financial instruments are generally defined as cash, equity instruments or investments and contractual obligations to pay or receive cash or another financial instrument. In defining fair value, the Statement indicates quoted market prices are the preferred means of estimating the value of a specific instrument, but in cases where market quotes are not available, fair values should be determined using various valuation techniques such as discounted cash flow calculations. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. FASB No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts do not represent the underlying value of the Company.

B) PRO FORMA FINANCIAL INFORMATION

The accompanying Pro Forma Condensed Consolidated Financial Statements have been prepared based upon certain assumptions and include adjustments as detailed in the Notes to Pro Forma Condensed Consolidated Financial Statements. The estimated fair market values reflected in the Pro Forma Condensed Consolidated Financial Statements are based on preliminary estimates and assumptions and are subject to revision as more information regarding asset and liability valuations becomes available. In management's opinion, the preliminary allocation reflected herein is not expected to be materially different from the final allocation.

The Pro Forma Condensed Consolidated Statements of Operations do not assume any additional profitability resulting from the application of the Company's revenue enhancement measures or cost reduction programs to the historical results of Cryenco, nor do they assume increases in corporate general and administrative expenses which may have resulted from the Company managing Cryenco for the periods presented.

The accompanying Pro Forma Condensed Consolidated Financial Statements should be read in conjunction with the Condensed Consolidated Financial Statements of the Company and the related notes thereto as included in the Company's Form 10-Q as of June 30, 1997. Such pro forma information is based on historical data with respect to the Company and Cryenco. The pro forma information is not necessarily indicative of the results that might have occurred had such transactions actually taken place at the beginning of the period specified and is not intended to be a projection of future results. The pro forma information presented herein is provided to comply with the requirements of the Securities and Exchange Commission. The pro forma information does not reflect any adjustments to reflect the manner in which the acquired entity is being or will be operated under the control of the Company.

CHART INDUSTRIES, INC.


PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS                              PAGE
                                                                                   ----
           Pro Forma Condensed Consolidated Balance Sheet
                     as of June 30, 1997                                           31

           Pro Forma Condensed Consolidated Statement of Operations
                     for the six months ended June 30, and May 31, 1997            32

           Pro Forma Condensed Consolidated Statement of Operations for
                     the twelve months ended December 31, and November 30, 1996    33

           Notes to Pro Forma Condensed Consolidated Financial Statements          34-35

                     CHART INDUSTRIES, INC. AND SUBSIDIARIES
                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                (dollars in thousands, except per share amounts)


                                                             CHART              CRYENCO            PRO FORMA
ASSETS                                                   JUNE 30, 1997        MAY 31, 1997        ADJUSTMENTS                 TOTAL
                                                      ------------------------------------------------------------------------------
Current Assets
     Cash and cash equivalents                          $        41       $        426                                   $      467
     Restricted cash                                          4,597                                                           4,597
     Accounts receivable                                     21,993              4,510                                       26,503
     Inventories                                             19,984              5,558                                       25,542
     Other current assets                                     5,478              2,766                                        8,244
                                                      ------------------------------------------------------------------------------
Total Current Assets                                         52,093             13,260                                       65,353

Property, plant & equipment, net                             20,864              3,784                                       24,648
Goodwill                                                      1,649              5,114         $      8,863  (2)             15,626
Other assets, net                                               675                306                                          981
                                                      ------------------------------------------------------------------------------
TOTAL ASSETS                                            $    75,281       $     22,464         $      8,863              $  106,608
                                                      ==============================================================================

LIABILITIES & SHAREHOLDERS' EQUITY
Current Liabilities
     Accounts payable                                         5,755              1,490                                        7,245
     Customer advances                                       15,359                                                          15,359
     Billings in excess of contract revenue                   2,325                                                           2,325
     Accrued expenses and other liabilities                  13,641              1,754                  150  (1)             15,545
     Current portion of long-term debt                        2,896                294                                        3,190
                                                      ------------------------------------------------------------------------------
Total Current Liabilities                                    39,976              3,538                  150                  43,664

Long-term debt                                                4,238              6,964               20,239  (1)             31,441
Deferred income taxes                                           591                                                             591

Shareholders' Equity
   Common stock                                                 102                 71                 (71)  (4)                102
   Additional paid-in capital                                18,710             14,027             (14,027)  (4)             18,710
   Warrants                                                                        169                  267  (3)                436
   Retained earnings (deficit)                               21,735            (2,305)                2,305  (4)             21,735
   Treasury stock                                          (10,071)                                                         (10,071)
                                                      ------------------------------------------------------------------------------
                                                             30,476             11,962             (11,526)                  30,912
                                                      ------------------------------------------------------------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY              $    75,281       $     22,464         $     8,863               $  106,608
                                                      ==============================================================================

                     CHART INDUSTRIES, INC AND SUBSIDIARIES
           PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
               FOR THE SIX MONTHS ENDED JUNE 30, AND MAY 31, 1997
                      (In thousands, except per share data)


                                               CHART          CRYENCO        PRO FORMA
                                            JUNE 30, 1997   MAY 31, 1997    ADJUSTMENTS    TOTAL
                                             ----------------------------------------------------

Sales                                          $ 84,198      $ 13,871                    $ 98,069
Cost of products sold                            58,556        11,454                      70,010
                                             ----------------------------------------------------
Gross profit                                     25,642         2,417                      28,059
Selling, general & administrative expenses       11,712         1,631      $    111 (5)    13,454
                                             ----------------------------------------------------
Operating income                                 13,930           786          (111)       14,605

Interest (income) expense, net                       18           450           860 (6)     1,328
                                             ----------------------------------------------------
Income before income taxes                       13,912           336          (971)       13,277

Income taxes                                      4,730           124          (292)(7)     4,562
                                             ----------------------------------------------------
Net income                                     $  9,182      $    212      $   (679)     $  8,715

                                             ====================================================

Net income per common share                    $   0.62           N/A           N/A      $   0.59
                                             ====================================================

Shares used in per share calculations            14,846           N/A           N/A        14,846

                     CHART INDUSTRIES, INC. AND SUBSIDIARIES
           PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
         FOR THE TWELVE MONTHS ENDED DECEMBER 31, AND NOVEMBER 30, 1996
                    (in thousands, except per share amounts)


                                                        CHART           CRYENCO
                                                     DECEMBER 31,     NOVEMBER 30,    PRO FORMA
                                                        1996             1996       ADJUSTMENTS             TOTAL
                                                   ------------------------------------------------------------------

Sales                                                $   148,400    $   30,648                           $   179,048
Cost of products sold                                    103,398        23,996                               127,394
                                                   ------------------------------------------------------------------
Gross profit                                              45,002         6,652                                51,654

Selling, general & administrative expenses                21,745         4,556       $    222    (5)          26,523
                                                   ------------------------------------------------------------------
Operating income                                          23,257         2,096           (222)                25,131
Interest expense-net                                         623           980          1,720    (6)           3,323
                                                   ------------------------------------------------------------------
Income before income taxes                                22,634         1,116         (1,942)                21,808
Income taxes                                               7,605           413           (602)   (7)           7,416
                                                   ------------------------------------------------------------------
Net income                                          $     15,029  $        703       $ (1,340)          $     14,392
                                                   ==================================================================


Net income per common share                         $       0.99          N/A              N/A          $       0.95

                                                   =================================================================
Shares used in per share calculations                     15,186          N/A              N/A                15,186


                             CHART INDUSTRIES, INC.
         NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

On July 31, 1997, the Company completed its acquisition of Cryenco from the shareholders of Cryenco by means of a merger between Cryenco and Chart Acquisition Company, Inc., a wholly-owned subsidiary of the Company. The Merger was accomplished pursuant to the Merger Agreement. A copy of the Merger Agreement is filed as an Exhibit hereto.

Cryenco manufactures vacuum-jacketed containment systems and related products for the transportation, storage and dispensing of LNG, LCNG and liquefied argon, oxygen and nitrogen. Cryenco's products include cryogenic transport trailers, large cryogenic storage tanks, cryogenic intermodal containers, LNG/LCNG fueling stations, fuel gas modules and cryostats for MRI and low-temperature research.

Total consideration for the Merger consisted of the payment to the shareholders of Cryenco of $19.7 million to purchase the outstanding common stock and certain warrants of Cryenco and of $685,000 to redeem the outstanding preferred stock of Cryenco. Pursuant to the Merger Agreement, the Company also entered into the Amended Warrant Agreements between the Company, Cryenco, and the holders of certain other warrants for the purchase of the common stock of Cryenco (the "Cryenco Warrants"). The Amended Warrant Agreements convert the Cryenco Warrants into warrants for the purchase of the Company's Common Stock, par value $.01 per share, at the conversion ratio provided for in the Merger Agreement. The Cryenco Warrants and the Amended Warrant Agreements are filed as Exhibits hereto.

PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET ADJUSTMENTS

The accompanying Pro Forma Condensed Consolidated Balance Sheet as of June 30, 1997 gives effect to the Merger by combining the Company's June 30, 1997 balances with Cryenco's May 31, 1997 balances to conform the different fiscal year ends. The estimated fair market values reflected herein are based on preliminary estimates and assumptions and are subject to revision as more information becomes available. In management's opinion, the preliminary allocation is not expected to be materially different from the final allocation.

(1) To record the total consideration paid for preferred and common stock and common stock warrants including estimated transaction costs.
(2) Preliminary allocation of purchase price was made to goodwill pending final valuations when available.

(3) Recognition of the Company's common stock warrants at fair value exchanged for Cryenco common stock warrants.
(4) To eliminate Cryenco common stock, preferred stock, additional paid in capital and retained deficit.

            PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  ADJUSTMENTS

The accompanying Pro Forma Condensed Consolidated Statements of Operations for the six months ended June 30, 1997 and the year ended December 31, 1996 give effect to the Merger as if such merger occurred on January 1, 1996 by combining the indicated periods of the Company with the six month period ended May
31, 1997 and the twelve month period ended November 30, 1996 for Cryenco to conform the different fiscal year ends.

(5) To record adjustment to amortization expense relative to the Company's new basis in net assets acquired in conjunction with the Merger as if said merger had occurred January 1, 1996. The amortization expense of $111,000 and $222,000 for the six months ended June 30, 1997 and the year ended December 31, 1996, respectively, is resultant from the amortization, over a 40-year life, of the $8,863,000 in additional goodwill recorded in conjunction with the Merger.
(6) To record additional interest expense of $860,000 and $1,720,000 for the six months ended June 30, 1997 and the year ended December 31, 1996, respectively, which would have been incurred by the Company assuming the Merger had occurred January 1, 1996. Interest expense has been calculated based on the $20.2 million utilization on the available line of credit used to fund total consideration in conjunction with the Merger.
(7) To record the tax benefit reflecting an effective rate of 30.9 percent. This adjustment reflects a tax benefit of $292,000 and $602,000 for the six months ended June 30, 1997 and the year ended December 31, 1996, respectively. The Company's management believes that this effective rate is indicative of the Company's tax position assuming the Merger had occurred on January 1, 1996. The goodwill amortization created by this transaction is not tax deductible.

C)         EXHIBITS

           Number    Description
           ------    -----------

           2.1 Plan and Agreement of Merger, dated April 30, 1997, among Chart Industries, Inc. ("Chart"), Greenville Tube Corporation, Chart Acquistion Company, Inc. and Cryenco Sciences, Inc. ("Cryenco").*

           4.2 Common Stock Purchase Warrant (Right to Purchase 36,086 Shares of Convertible Non-Voting Common Stock of Cryenco) between Cryenco and Chemical Bank.

           4.3 Common Stock Purchase Warrant (Right to Purchase 7,317 Shares of Convertible Non-Voting Common Stock of Cryenco) between Cryenco and Chemical Bank.

           4.4 Amendment to Warrant Agreement, dated as of July 31, 1997, by and between The Chase Manhattan Bank (f/k/a Chemical
                     Bank), Cryenco, and Chart.

           4.5 Common Stock Purchase Warrant (Right to Purchase 32,195 Shares of Convertible Non-Voting Common Stock of Cryenco) between Cryenco and the CIT Group/Equity Investments, Inc. ("CIT").

           4.6 Common Stock Purchase Warrant (Right to Purchase 18,042 Shares of Voting Common Stock of Cryenco) between Cryenco and CIT.

           4.7 Amendment to Warrant Agreement, dated as of July 31, 1997, by and between CIT, Cryenco and Chart.

           4.8 Warrant Agreement, dated as of June 8, 1994, between Cryenco and Cryogenic TADOPTR Company, L.P. ("TADOPTR"), for the purchase of up to 200,000 shares of Cryenco Common Stock.

           4.9 Amendment No. 1 to Warrant Agreement, dated as of July 31, 1997, by and between TADOPTR, Cryenco, and Chart.
--------
* The Registrant agrees by this filing to supplementally furnish a copy of the Exhibits and Schedules to this Stock Purchase Agreement to the Commission upon request.

           4.10 Warrant Agreement, dated as of December 20, 1994, between Cryenco and The Edgehill Corporation ("Edgehill"), for the purchase of up to 25,000 shares of Cryenco Common Stock.

           4.11 Certificate for 25,000 Warrants for the purchase of Cryenco Common Stock, dated as of December 20, 1994.


           4.12 Amendment No. 1 to Warrant Agreement, dated as of July 31, 1997, by and between Edgehill, Cryenco, and Chart.

           4.13 Warrant Agreement, dated as of March 12, 1993, between Cryenco and Don M. Harwell ("Harwell"), for the purchase of up to 50,000 shares of Cryenco Common Stock.

           4.14 Certificate for 50,000 Warrants for the purchase of Cryenco Common Stock, dated as of March 12, 1993.

           4.15 Warrant Agreement, dated as of January 26, 1995, between Cryenco and Harwell, for the purchase of up to 25, 000 shares for the purchase of Cryenco Common Stock.

           4.16 Certificate for 25,000 Warrants for the purchase of Cryenco Common Stock, dated as of January 26, 1995.

           4.17 Amendment No. 1 to Warrant Agreement, dated as of July 31, 1997, by and between Harwell, Cryenco, and Chart.

           4.18 Class A Common Stock Purchase Warrant, dated January 30, 1995, between Cryenco and International Capital Partners ("ICP"), for the purchase of up to 116,000 shares of Cryenco Common Stock.

           4.19 Class A Common Stock Purchase Warrant, dated January 30, 1995, between Cryenco and International Capital Partners ("ICP"), for the purchase of up to 44,000 shares of Cryenco Common Stock.

           4.20 Amendment No. 1 to Warrant Agreement, dated as of July 31, 1997, by and between ICP, Cryenco and Chart.

           4.21 Warrant Agreement, dated as of March 12, 1993, between Cryenco and Mezzanine Capital Corporation Limited ("MCC"), for the purchase of up to 30,000 shares of Cryenco Common Stock.

           4.22 Certificate for 30,000 Warrants for the purchase of Cryenco Common Stock, dated as of March 12, 1993.

           4.23 Warrant Agreement, dated as of January 26, 1995, between Cryenco and MCC, for the purchase of up to 15, 000 shares of Cryenco Common Stock.

           4.24 Certificate for 15,000 Warrants for the purchase of Cryenco Common Stock, dated as of January 26, 1995.

           4.25 Amendment No. 1 to Warrant Agreement, dated as of July 31, 1997, by and between MCC (in liquidation), Cryenco, and Chart.

           4.26 Warrant Agreement, dated as of March 12, 1993, between Cryenco and Alfred Schechter ("Schechter"), for the purchase of up to 50,000 shares of Cryenco Common Stock.

           4.27 Certificate for 50,000 Warrants for the purchase of Cryenco Common Stock, dated as of March 12, 1993.

           4.28 Warrant Agreement, dated as of January 26, 1995, between Cryenco and Schechter, for the purchase of up to 25,000 shares of Cryenco Common Stock.

           4.29 Certificate for 25,000 Warrants for the purchase of Cryenco Common Stock, dated as of January 26, 1995.

           4.30 Amendment No. 1 to Warrant Agreement, dated as of July 31, 1997, by and between Schechter, Cryenco, and Chart.

           10.20 Credit Agreement by and between Chart, ALTEC International Limited Partnership, ALTEC, Inc., Chart Management Company, Inc., Chart Industries Foreign Sales Corporation, Greenville Tube Corporation, and Process Systems International Inc. (collectively, the "Borrowing Group"); National City Bank and NBD Bank (collectively, the "Banks"); and National City Bank as Agent for the Banks, dated July 29, 1997.

           10.21     Revolving Note for $27,000,000.00, dated July 29, 1997,
                     executed by the Borrowing Group for National City Bank.

           10.22     Revolving Note for $18,000,000.00, dated July 29, 1997,
                     executed by the Borrowing Group for NBD Bank.

           10.23 Pledge Agreement for Shares of CHD, Inc., dated July 29, 1997, executed by ALTEC, Inc., and Chart Management Company, Inc. for National City Bank as Agent for the Banks.

           23.1      Consent of Ernst & Young LLP.

           SIGNATURES



PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, THE REGISTRANT HAS DULY CAUSED THIS CURRENT REPORT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THERUNTO DULY AUTHORIZED.



                             CHART INDUSTRIES, INC.

                             By: /s/ DON A. BAINES
                                     DON A. BAINES

                             CHIEF FINANCIAL OFFICER AND
                              TREASURER


Dated:     August 14, 1997

                                INDEX TO EXHIBITS

EXHIBIT NO.                    DESCRIPTION                                 PAGE

           2.1 Plan and Agreement of Merger, dated April 30, 1997, among Chart Industries, Inc. ("Chart"), Greenville Tube Corporation, Chart Acquisition Company, Inc. and Cryenco Sciences, Inc. ("Cryenco").

           4.2 Common Stock Purchase Warrant (Right to Purchase 36,086 Shares of Convertible Non-Voting Common Stock of Cryenco) between Cryenco and Chemical Bank.

           4.3 Common Stock Purchase Warrant (Right to Purchase 7,317 Shares of Convertible Non-Voting Common Stock of Cryenco) between Cryenco and Chemical Bank.

           4.4 Amendment to Warrant Agreement, dated as of July 31, 1997, by and between The Chase Manhattan Bank (f/k/a Chemical Bank), Cryenco, and Chart.

           4.5 Common Stock Purchase Warrant (Right to Purchase 32,195 Shares of Convertible Non-Voting Common Stock of Cryenco) between Cryenco and the CIT Group/Equity Investments, Inc. ("CIT").

           4.6 Common Stock Purchase Warrant (Right to Purchase 18,042 Shares of Voting Common Stock of Cryenco) between Cryenco and CIT.

           4.7 Amendment to Warrant Agreement, dated as of July 31, 1997, by and between CIT, Cryenco and Chart.

           4.8 Warrant Agreement, dated as of June 8, 1994, between Cryenco and Cryogenic TADOPTR Company, L.P.
                     ("TADOPTR"), for the purchase of up to 200,000 shares of Cryenco Common Stock.

           4.9 Amendment No. 1 to Warrant Agreement, dated as of July 31, 1997, by and between TADOPTR, Cryenco, and Chart.


           4.10 Warrant Agreement, dated as of December 20, 1994, between Cryenco and The Edgehill Corporation
                     ("Edgehill"), for the purchase of up to 25,000 shares of Cryenco Common Stock.

           4.11 Certificate for 25,000 Warrants for the purchase of Cyrenco Common Stock, dated as of December 20, 1994.

           4.12 Amendment No. 1 to Warrant Agreement, dated as of July 31, 1997, by and between Edgehill, Cryenco, and Chart

           4.13 Warrant Agreement, dated as of March 12, 1993, between Cryenco and Don M. Harwell ("Harwell"), for the purchase of up to 50,000 shares of Cryenco Common Stock.

           4.14 Certificate for 50,000 Warrants for the purchase of Cryenco Common Stock, dated as of March 12, 1993.

           4.15 Warrant Agreement, dated as of January 26, 1995, between Cryenco and Harwell, for the purchase of up to 25, 000 shares for the purchase of Cryenco Common Stock.

           4.16 Certificate for 25,000 Warrants for the purchase of Cryenco Common Stock, dated as of January 26, 1995.

           4.17 Amendment No. 1 to Warrant Agreement, dated as of July 31, 1997, by and between Harwell, Cryenco, and Chart.

           4.18 Class A Common Stock Purchase Warrant, dated January 30, 1995, between Cryenco and International Capital Partners ("ICP"), for the purchase of up to 116,000 shares of Cryenco Common Stock.

           4.19 Class A Common Stock Purchase Warrant, dated January 30, 1995, between Cryenco and International Capital Partners ("ICP"), for the purchase of up to 44,000 shares of Cryenco Common Stock.

           4.20 Amendment No. 1 to Warrant Agreement, dated as of July 31, 1997, by and between ICP, Cryenco and Chart.

           4.21 Warrant Agreement, dated as of March 12, 1993, between Cryenco and Mezzanine Capital Corporation Limited ("MCC"), for the purchase of up to 30,000 shares of Cryenco Common Stock.

           4.22 Certificate for 30,000 Warrants for the purchase of Cryenco Common Stock, dated as of March 12, 1993.

           4.23 Warrant Agreement, dated as of January 26, 1995, between Cryenco and MCC, for the purchase of up to 15, 000 shares of Cryenco Common Stock.

           4.24 Certificate for 15,000 Warrants for the purchase of Cryenco Common Stock, dated as of January 26, 1995.

           4.25 Amendment No. 1 to Warrant Agreement, dated as of July 31, 1997, by and between MCC (in liquidation), Cryenco, and Chart.

           4.26 Warrant Agreement, dated as of March 12, 1993, between Cryenco and Alfred Schechter ("Schechter"), for the purchase of up to 50,000 shares of Cryenco Common Stock.

           4.27 Certificate for 50,000 Warrants for the purchase of Cryenco Common Stock, dated as of March 12, 1993.

           4.28 Warrant Agreement, dated as of January 26, 1995, between Cryenco and Schechter, for the purchase of up to 25,000 shares of Cryenco Common Stock.

           4.29 Certificate for 25,000 Warrants for the purchase of Cryenco Common Stock, dated as of January 26, 1995.

           4.30 Amendment No. 1 to Warrant Agreement, dated as of July 31, 1997, by and between Schechter, Cryenco, and Chart.

           10.20 Credit Agreement by and between Chart, ALTEC International Limited Partnership, ALTEC, Inc., Chart Management Company, Inc., Chart Industries Foreign Sales Corporation, Greenville Tube Corporation, and Process Systems International Inc.; National City Bank and NBD Bank (collectively, the "Banks"); and National City Bank as Agent for the Banks, dated July 29, 1997.

           10.21     Revolving Note for $27,000,000.00, dated July 29, 1997,
                     executed by the Borrowing Group for National City Bank.

           10.22     Revolving Note for $18,000,000.00, dated July 29, 1997,
                     executed by the Borrowing Group for NBD Bank.

           10.23 Pledge Agreement for Shares of CHD, Inc., dated July 29, 1997, by ALTEC, Inc., and Chart Management Company, Inc. for National City Bank as Agent for the Banks.

           23.1      Consent of Ernst & Young LLP.